UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 20, 2022
Date of Report (date of earliest event reported)

ANGION BIOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39990	11-3430072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

51 Charles Lindbergh Boulevard
Uniondale, New York 11553
(Address of Principal Executive Offices including zip code)
(415) 655-4899
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ANGN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 2.05 Costs associated with Exit or Disposal Activities

On July 20, 2022, Angion committed to and commenced a reduction in force that will impact the majority of Angion’s current 37 employees. Angion’s decision to engage in this reduction results from Angion’s Board of Director's determination to commence a process to explore and pursue strategic options to enhance and preserve shareholder value. At this time, Angion is discontinuing development of ANG-3070 for all indications and discontinuing most other development activities pending conclusion of the strategic process. The reduction in force is a cash preservation measure and impacts employees across the organization.

Angion expects to record a charge of approximately $2.9 million in the third quarter of 2022 to implement the reduction in force, which is expected to conclude in October of 2022. These charges are primarily one-time termination benefits in cash.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    As part of Angion's reduction in force, John F. Neylan, M.D., EVP, Chief Medical Officer and Head of Research, will depart Angion effective August 15, 2022. Dr. Neylan has served as Angion's Chief Medical Officer since December of 2018. Dr. Neylan is eligible to receive severance benefits under Angion’s Amended and Restated Executive Severance Plan, dated November 19, 2021, filed as an exhibit to Angion’s Form 10-K on March 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGION BIOMEDICA CORP.

	By:	/s/ Jay R. Venkatesan
Date: July 25, 2022		Jay R. Venkatesan, M.D. President and Chief Executive Officer and